EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Application on Form MHC-2 of Sunshine Savings Bank filed with the Office of Thrift Supervision and in the Registration Statement on Form S-1, of Sunshine Financial, Inc. filed with the Securities and Exchange Commission, of our report dated May 12, 2008 on the consolidated financial statements of Sunshine Savings Bank appearing in the prospectus which is part of that Application and Registration Statement.

We also consent to the reference to our firm under the headings "Experts" in the Registration Statement on Form S-1 and Form MHC-2.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
May 21, 2008